EXHIBIT 99.1

NEWS RELEASE for October 26, 2007

Contact:	Allen & Caron	Tekoil & Gas Corporation
	Michael Mason (investors)	Mark Western, Chairman & CEO
	Brian Kennedy (media)	281-364-6950
	212 691 8087	mwestern@tekoil.com
michaelm@allencaron.com
brian@allencaron.com

TEKOIL SECURES FINANCING FOR WORKOVER PROGRAM
IN GALVESTON BAY

THE WOODLANDS, TX (October 26, 2007) - Tekoil & Gas Corp (OTCBB:TKGN) announced today that it has raised $8.5 million, which it will invest principally in its majority-owned properties in Galveston Bay, Texas in order to begin the work-over program designed by the Company and its financial partner, Goldman Sachs E & P Capital in connection with the acquisition of the properties. The work-over funds will be drawn down immediately, following execution on October 24th of a loan agreement with Tri Star Capital Ventures Ltd.

The loan carries interest at 13% and requires principal payments of approximately $708,000 per month. The first installment will be due May 1, 2008.

Each of the four directors of the Company personally guaranteed the payment and performance of the Company under the loan agreement. In exchange for these guarantees, the Company agreed to provide each guarantor with an indemnification of liabilities incurred by each director under such guarantees.

In addition, on October 25th, the Company entered into a consulting agreement with Portland Worldwide Investments Limited (“PWI”), providing for total consideration to PWI of approximately $935,000 over an 18 month period and certain consulting services by PWI to the Company in connection with the further development of its energy assets.

CEO & President Mark Western commented: “The group of assets in Galveston Bay - of which we own 75 percent - were financed by Goldman Sachs on the premise that we would raise additional funds to begin a work-over and drilling program to increase production from the fields. Based upon our ongoing reserve analysis and early results from our fully integrated field study, we believe there are significant additional reserves in these properties, both at current production depths, and at deeper levels down to 20,000 feet.”

Mr. Western went on to say: “With the Tri Star agreement in place, we firmly believe that we can now significantly increase our current Galveston production average from approximately 1,100 barrels of crude oil equivalent per day, to a much greater number. We are also excited about our relationship with PWI and believe it will significantly contribute to our identification of strategic energy opportunities and relationships.”

About Tekoil & Gas Corporation

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil's plans are executed.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil's registration statement on Form 10-SB.